SCHEDULE 14C INFORMATION STATEMENT

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COMPREHENSIVE CARE CORPORATION
(Name of Registrant as Specified in Its Charter)

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COMPREHENSIVE CARE CORPORATION

3405 W. Dr. Martin Luther King, Jr. Blvd., Suite 101

Tampa, Florida 33607

(813) 288-4808

NOTICE BY ACTION OF

WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished by the Board of Directors of Comprehensive Care Corporation, a Delaware corporation (the “Company,” “us,” “we,” and “our”), to holders of record of our common stock, $0.01 par value per share, as of the close of business on January 9, 2009, which is the Record Date for purposes of the written consent described in this Information Statement, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. The purpose of this Information Statement is to inform our stockholders of a certain action that was taken by the written consent, dated as of January 14, 2009, by the holders of a majority of our outstanding voting stock, voting together as a single class. This Information Statement also shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law.

The action taken by the majority stockholders will not become effective until at least 20 days after the initial mailing of this Information Statement to the other stockholders.

No action is required by you. The accompanying information statement is furnished only to inform our stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Act of 1934, as amended. This information statement is being mailed to you on or before May 26, 2009.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER THE MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT A MAJORITY OF THE COMPANY’S STOCKHOLDERS HAVE VOTED TO APPROVE THE INCREASE IN AUTHORIZED CAPITAL. THE VOTES HELD BY THE MAJORITY STOCKHOLDERS ARE SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THESE ACTIONS AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THE MATTER DESCRIBED HEREIN.

By order of the Board of Directors:

John M. Hill
Chief Executive Officer

Dated: May 15, 2009

COMPREHENSIVE CARE CORPORATION

3405 W. Dr. Martin Luther King, Jr. Blvd., Suite 101

Tampa, Florida 33607

INFORMATION STATEMENT

INTRODUCTORY STATEMENT

Comprehensive Care Corporation is a Delaware corporation with our principal executive offices located at 3405 W. Dr. Martin Luther King, Jr. Blvd., Suite 101, Tampa, Florida 33607. Our telephone number is (813) 288-4808.

At the request of our Board of Directors, we are sending this Information Statement to our stockholders to notify you about action taken by the holders of 58.2% of our outstanding voting capital stock, voting together as a single class on an as-converted basis and by the holders of all our outstanding Series A Preferred Stock, par value $50.00 per share (“Series A Preferred Stock”), voting as a separate class, by written consent, dated January 14, 2009, in lieu of a special meeting of the stockholders, in accordance with the Delaware General Corporation Law (“DGCL”) and our Restated Certificate of Incorporation and Bylaws to approve the action. The action taken was ratification and approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), from 30,000,000 shares to 100,000,000 shares and to increase the number of authorized shares of the Company’s preferred stock, $50.00 par value per share (“Preferred Stock”), from 60,000 shares to 1,000,000 shares. The written consent will be effective not less than 20 calendar days after the initial mailing of this Information Statement.

Under Section 228 of the DGCL, we are required to provide notice of the taking of any corporate action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to us. As of the Record Date, 8,327,766 shares of our Common Stock and 14,400 shares of our Series A Preferred Stock were outstanding. With respect to the stockholder actions described above, shares of Series A Preferred Stock are entitled to vote on an “as converted” basis with the Common Stock, voting together as a single class. Shares of Common Stock are entitled to one vote for each share of Common Stock held. Shares of our Series A Preferred Stock are entitled to 316.19 votes for each share of Series A Preferred Stock outstanding, which represents the equivalent of 4,553,136 shares of Common Stock. In addition, holders of our Series A Preferred Stock are entitled to vote as a separate voting class with respect to the amendment to the Company’s Restated Certificate of Incorporation.

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our Common Stock and Series A Preferred Stock.

This Information Statement is being mailed on or before May 26, 2009 to the holders of record on January 9, 2009 of the outstanding shares of our Common Stock and Series A Preferred Stock.

AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY 70,000,000 TO 100,000,000 AND TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERENCE STOCK BY 940,000 TO 1,000,000

The Company’s Restated Certificate of Incorporation currently authorizes the Company to issue 30,000,000 shares of Common Stock, $0.01 par value per share and 60,000 shares of Preferred Stock, $50.00 par value per share. The Board of Directors approved and declared it advisable and in the Company’s best interest to submit to the holders of a majority of our then-outstanding Common Stock and Series A Preferred Stock, for action by written consent, an amendment to the Company’s Restated Certificate of Incorporation to authorize an additional 70,000,000 shares of Common Stock and an additional 940,000 shares of Preferred Stock. On January 14, 2009, stockholders owning approximately 58.2% of the outstanding shares of our Common Stock and Series A Preferred Stock, taken together as one class on an as-converted basis and all of the outstanding shares of our Series A Preferred Stock, as a separate class, approved the amendment to the Company’s Restated Certificate of Incorporation by action taken by written consent without a meeting in accordance with DGCL. No further vote of our stockholders is required to approve the amendment to the Company’s Restated Certificate of Incorporation. The amendment to our Restated Certificate of Incorporation will become effective when it is filed with the Delaware Secretary of State. We anticipate that such filing will occur on or about 20 calendar days after the date this Information Statement is first mailed to our stockholders.

As of the Record Date, the Company had 30,000,000 shares of its Common Stock authorized for issuance, of which 8,327,766 shares were issued and outstanding. This number does not include an aggregate of 2,352,168 shares reserved for issuance under outstanding options and warrants to purchase shares of our Common Stock, nor does it include 4,553,328 shares of our Common Stock reserved for issuance upon conversion of our Series A Preferred Stock, or 15,873 shares of our Common Stock reserved for issuance upon conversion of our 7 1/2% Convertible Subordinated Debentures due 2010, or 800,000 shares of our Common Stock reserved for issuance upon conversion of an 8 1/2% convertible promissory note due 2011. Thus, as of the Record Date, the Company had a total of 13,951,057 shares of Common Stock available for future issuance. An updated capitalization table is shown below. The table details the issued and reserved common and preferred stock as of March 31, 2009.

Capitalization Table

As of March 31, 2009

Common Stock (Authorized 30 million shares)	Issued	Reserved	Total
Common Stock issued and outstanding	23,926,218		23,926,218
Reserved for convertible debentures(a)		22,544	22,544
Reserved for convertible promissory note(b)		800,000	800,000
Reserved for outstanding stock options(c)		992,500	992,500
Reserved for outstanding warrants(d)		306,000	306,000
Reserved for future issuance under stock option plans		1,051,668	1,051,668

Total shares issued or reserved for issuance	23,926,218	3,172,712	27,098,930	(h)

Preferred Stock (Authorized 18,740 shares)	Issued	Reserved	Total
Series B1 convertible preferred stock(e)	1,675		1,675
Series B2 convertible preferred stock(f)	2,665		2,665
Reserved for warrants for Series D Convertible Preferred Stock(g)		190	190

Total Preferred Stock issued or reserved for issuance	4,340	190	4,530

(a)	The debentures are convertible into 22,544 shares of common stock at a conversion price of $99.54 per share.
(b)	A Promissory Note in the amount of $200,000 is convertible into 800,000 shares of common stock at a conversion price of $0.25 per common share.
(c)	Options to purchase common stock of the Company have been issued to employees and non-employee Board of Director members with exercise prices ranging from $0.25 to $2.16, with an average price of $0.86.
(d)	Warrants to purchase common stock of the Company have been issued to certain individuals or vendors in exchange for consulting services. All such warrants were issued in lieu of cash compensation and have a five-year term with an exercise price of $1.25.
(e)	The Series B1 Convertible Preferred Stock is convertible into 14,400 shares of Series C Convertible Preferred stock which in turn is convertible into 4,554,379 common shares. This class controls 5 out of the 9 Board seats.
(f)	The Series B2 Convertible Preferred Stock is convertible directly into 7,246,874 common shares.
(g)	On March 31, 2009, the Board of Directors and senior management were issued warrants to purchase an aggregate of 190 shares of Series D Preferred Stock, which convert into 19,000,000 shares of common stock at a strike price of $25,000 per Pref D share (equal to $0.25 per common share). Each Pref D share is entitled to 500,000 votes per share in a stockholder vote.
(h)	Fully diluted shares is 57,900,183, assuming that all Preference B1, B2 and D shares are converted into common shares. At the conversion of B1 and D, Series B1 rights to elect 5 board members and Series D right to 5 votes per share will cease. The Pref B1 and B2 cannot be converted and the Pref D warrants cannot be exercised until after the Company effects the increase in its authorized capital.

On January 20, 2009, pursuant to an Agreement and Plan of Merger Agreement (the “Merger Agreement”), between the Company, its wholly-owned subsidiary CompCare Acquisition, Inc. and Core Corporate Consulting Group, Inc., a Delaware limited liability company (“Core”), we issued to Core stockholders 1,675 shares of our Series B-1 Preferred Stock par value $50.00 (“Series B-1 Preferred Stock”), 2,665 shares of our Series B-2 Preferred Stock par value $50.00 (“Series B-2 Preferred Stock”) and

10,294,725 Common Stock par value $0.01. The details of the merger are contained in the Merger Agreement, a copy of which is set forth in Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 23, 2009. As a result of the merger of CompCare Acquisition, Inc. with and into Core (the “Merger”), (i) Core became a wholly-owned subsidiary of the Company and (ii) the former stockholders of Core are entitled to vote approximately 77% of the total voting power of the Company. Prior to the Merger on January 16, 2009, Core had acquired all 14,400 shares of Series A Preferred Stock and all 1,739,130 shares of Common Stock owned by Woodcliff Healthcare Investment Partners LLC (“Woodcliff”), a wholly-owned subsidiary of Hythiam, Inc. (“Hythiam”) and the Company’s largest stockholder. Prior to the Merger, on January 20, 2009, Core converted all of its Series A Preferred Stock into 4,553,136 shares of Common Stock.

Pursuant to the Certificate of Designation, Preferences and Rights of Series B-1 Preferred Stock and Series B-2 Preferred Stock filed with the Secretary of State of Delaware on January 16, 2009, in connection with the Merger, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall automatically become convertible into their respective securities upon the satisfaction of the following conditions (the “Conversion Conditions”) (i) filing of an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 100,000,000 shares and to increase the authorized number of shares of Preferred Stock to 1,000,000 shares and (ii) filing a Certificate of Designation designating a series of Series C Convertible Preferred stock, par value $50.00 per share (“Series C Preferred Stock”) of the Company having such rights, preferences and privileges as are set forth in an exhibit to such Certificate and (iii) authorizing the Company to issue a number of shares of such class equal to the number of shares of Series C Preferred Stock into which the Series B-1 Preferred Shares will be converted upon the satisfaction of the Conversion Conditions.

Subject to the Conversion Conditions, the Series B-1 Preferred Stock will be initially converted into an aggregate of 14,400 shares of Series C Stock. The initial per share conversion rate shall be one share of Series B-1 Preferred Stock for 8.597015 shares of Series C Preferred Stock. The Series C Preferred Stock will initially be convertible into Common Stock at the rate of approximately 316.28 shares of Common Stock for each share of Series C Preferred Stock, which conversion rate will be adjusted for certain dilutive issuances of Common Stock.

Subject to the Conversion Conditions, the Series B-2 Preferred Stock will be initially converted into an aggregate of 7,246,874 shares of Common Stock. The initial per share conversion rate shall be one share of Series B-2 Preferred Stock for 2,719.273546 shares of Common Stock, subject to any adjustments. The issuance of shares of Common Stock upon the conversion of the Series B-2 Preferred Stock will be made through a private placement exemption not involving a public offering under Section 3(a)(9) under the Securities Act and will be exempt from registration obligations under Section 5 of the Securities Act.

In addition to the conversion rights described above, the Series B-1 Preferred Stock have other rights and preferences, including the following:

•	to designate representatives to appoint a majority of our Board of Directors;

•	to prevent the creation and issuance of capital stock with rights equal or superior to those of the Series B-1 Preferred Stock;

•	prior consent for a sale or merger including a material portion of our assets or business; and

•	prior consent before entering into any single or series of related transactions exceeding $5,000,000 or incurring and debt in excess of $5,000,000.

Upon the filing of the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock of Comprehensive Care Corporation, a copy of which is set forth in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on January 23, 2009, the rights and preferences of the Series C Preferred Stock will include, among other things, the following:

Liquidation Preferences. With respect to the distribution of assets upon liquidation, dissolution or winding-up, or the change of control of the Company, the Series C Preferred Stock will rank senior to all other designated series of the Company’s preferred stock. Upon any such liquidation, dissolution, winding-up or the change of control, each share of Series C Preferred Stock is entitled to receive an amount equal to $250.00 per share.

Dividends. Holders of Series C Preferred Stock (the “Series C Holders”) are entitled to receive a dividend when and if a dividend is declared by the Board of Directors of the Company with respect to the Common Stock in a per share amount equal to the dividend declared with respect to the Common Stock multiplied by the number of shares of Common Stock into which a share of Series C Preferred Stock is then converted.

Voting Rights. Except as required by law, the Series C Holders are entitled to notice of any stockholders’ meeting, to vote on any matters on which the Common Stock may be voted and to vote together with the Common Stock as a single class on all matters submitted to a vote of the Company’s stockholders. Each share of Series C Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which the share of Series C Preferred Stock is then convertible. In addition to the general voting rights, the Series C Holders, voting as a separate class will initially be entitled to elect five directors of the company. If, at any time after the issuance of the original issuance of the shares of Series C Preferred Stock the number of shares of then-outstanding Series C Preferred Stock falls below 50% of the number of shares originally issued, then the Series C Holders will be entitled to elect the number of directors of the Company set forth in the table below.

Percentage of Originally Issued Shares of Series C Preferred Stock Outstanding	Number of Directors the Series C Preferred Stock is Entitled to Elect as a Separate Class
at least 40% but less than 50%	Four directors
at least 30% but less than 40%	Three directors
at least 20% but less than 30%	Two directors
at least 10% but less than 20%	One directors
Less than 10%	Zero directors

So long as at least a majority of the shares of Series C Preferred Stock originally issued by the Company are outstanding, the Company will not, without the affirmative vote of the holders of at least 50% of the outstanding Series C Preferred Stock, take certain actions, including the following:

•	create, authorize or issue any shares of any security or class of stock ranking senior to, or pari passu with, the Series C Preferred;

•	amend, alter or repeal the Certificate of Incorporation or Bylaws of the Corporation;

•	redeem or repurchase, or declare or pay any dividend or distribution with respect to, any equity securities;

•

effect (i) any sale, transfer, lease, merger or reorganization involving a material portion of the Corporation’s assets or business, (ii) transactions resulting in a change in control of the Company, or (iii) enter into any single or a series of related transactions with a valuation in excess of $5,000,000;

•	increase the size of the Board of Directors of the Corporation;

•	alter or change the rights of the Series C Preferred Stock or increase the authorized number of shares of Common Stock or Preferred; or

•	create or suffer to exist any new indebtedness in excess of $5,000,000.

The foregoing description of the designations, preferences and rights of the Series C Preferred Stock is not purported to be complete and is qualified in its entirety by reference to the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock of Comprehensive Care Corporation, a copy of which is set forth in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on January 23, 2009.

The principal purpose of amending our Restated Certificate of Incorporation to increase our authorized Common Stock is to make available additional shares of our Common Stock in accordance with our obligations under the provisions of the Merger Agreement.

Background and Circumstances Leading to the Merger

In October 2007, our board of directors formed a Special Committee for the purpose of evaluating and pursuing available strategic alternatives to enhance stockholder value, including the possible sale of the Company. The Special Committee was comprised of Mr. Vijay Chevli and Dr. Michael Bakst, both independent directors of the Company. To assist it with its evaluation and to provide guidance with respect to any valuation of any consideration for the Company, the Special Committee retained Paul, Hastings, Janofsky & Walker LLP as its legal advisor and Ladenburg Thalmann & Co. Inc. as its financial advisor. The legal and financial advisors reported directly to the Special Committee. Based on the strategic alternative study received by its financial advisor, the Special Committee commenced evaluating possible transactions with several parties, including discussions with Core regarding a possible business combination. Neither the Special Committee nor its advisors were affiliated with Hythiam, Core, nor any of the other parties that expressed an interest in a possible transaction.

During the twelve months following its formation, the Special Committee and its financial advisors sought to identify and negotiate strategic alternatives for the Company. During May and June of 2008, the financial advisors for the Special Committee approached 53 parties, all of which were vetted by the financial advisors as potential strategic acquirers and which did not include Core. Of these potential acquirers, 21 parties entered into a confidentiality agreement with the Company and received information about the Company. In July 2008, the Company received preliminary non-binding offers (subject to due diligence) from four parties. In August 2008, following further due diligence, two parties withdrew their offers. Management and the financial advisors continued to meet with the remaining two parties between August 2008 and November 2008. Due to concerns regarding the Company’s increasing liabilities and the termination of its single largest contract, both remaining parties proposed purchasing only certain assets of the Company. However, the proposed amounts offered for these assets were insufficient to pay existing creditors in full and consequently no funds would have remained to distribute to shareholders.

On or around October 15, 2008, the management of Core initially contacted the Company requesting data to determine the merits of a possible strategic transaction between the two companies. At that time, the Company and Core entered into a non disclosure agreement.

In early December 2008, Core called Hythiam to discuss the possibility of purchasing Hythiam’s ownership in the Company, which consisted of 14,400 shares of the Company’s Series A Convertible Preferred Stock and 1,739,130 shares of the Company’s common stock. Core management met with Hythiam on December 8, 2009, to propose the terms of its offer for the purchase of the shares of the Company’s capital stock held by Hythiam. After lengthy negotiations over a number of weeks between the parties, Core and Hythiam signed a term sheet dated December 29, 2008 for the purchase of the Company securities owned by Hythiam through its subsidiary, Woodcliff. On January 2, 2009, Core paid Hythiam a deposit of $100,000. This agreement was conditional upon Core executing a term sheet with the Company describing a transaction in which Core would merge with the Company.

On December 16, 2008, the Company received a non-binding offer from a new party subject to due diligence. Under the terms of the offer, the party proposed to purchase 100% of the outstanding stock of the Company for $1.25 million cash. The Company forwarded this proposal to the Special Committee, which then forwarded the proposal to Hythiam, the holder of the Company’s Series A Convertible Preferred Stock, as required under the terms and conditions of the security purchase agreement relating to the Series A Convertible Preferred Stock. Under this proposal, the majority of the cash proceeds would have gone to Hythiam as the holder of the Series A Convertible Preferred Stock and the common shareholders would have received minimal value for their shares.

In addition, on or around December 16, 2008, Core’s management contacted the Company to inform us that Core was in negotiations with Hythiam to purchase Woodcliff’s stake in the Company. To provide the Company a better understanding of Core and its business, it sent an executive summary describing Core, its officers and directors to the Company. On December 29, 2008, the Company received notice that Hythiam had entered into a term sheet with Core relating to the purchase of Woodcliff’s stake in the Company. In addition, Core announced its intention to enter into a potential business combination the Company. Shortly thereafter, the Company began discussions with Core regarding a possible business combination.

Core provided the initial proposed terms of a business combination between it and the Company, which Core’s management team believed were fair and reasonable. The parties negotiated various aspects of the terms, but the terms memorialized in the merger agreement did not materially differ from the original terms proposed by Core. Following the discussions between Core and the Company, the parties prepared a term sheet describing a merger between a newly formed, wholly owned subsidiary of the Company and Core. The Company then submitted the term sheet to the Special Committee for evaluation on December 29, 2009.

Following its receipt of the term sheet, the Special Committee performed its own due diligence and analysis and instructed its financial advisor to evaluate the fairness of the proposed transaction. After completing its evaluation of the proposed transaction, the Special Committee’s financial advisor provided an opinion as to the fairness of the transaction, which is attached as Exhibit A. The financial advisor concluded that the transaction was fair, from a financial standpoint, to the current stockholders of the Company not affiliated with Hythiam. Following receipt of the fairness opinion for the Core transaction from its financial advisor, the Special Committee recommended the merger to the Company’s Board. In coming to its conclusion, the Special Committee believed that the Core transaction provided the best opportunity for the common stockholders to potentially derive value compared to all the other available alternatives available to the Company, described above. In reaching this conclusion, the Special Committee took into consideration the following perceived benefits:

•	the ability of a combined entity to raise additional capital, which would improve the Company’s current working capital position;

•	the ability of Core to provide cross-selling opportunities and additional distribution channels to increase the Company’s revenue base; and

•	the ability of the combined companies to realize synergies that would lead to improved profit margins.

The Special Committee believed that the aforementioned benefits outweighed the potential risks relating to the merger, which included the following risks:

•	the dilution to existing shareholders;

•	the additional cash and non-cash merger expenses;

•	the limited operating history of Core;

•	the limited sales history, including, minimal revenue and products being offered at the time of acquisition; and

•	the absence of any guarantee that the product and distribution contracts that Core was negotiating at the time of acquisition were going to be completed.

The Company and Core executed a term sheet on January 8, 2009, which provided that the merger was subject to certain conditions, including approval of the transaction by the Company’s Board of Directors, the Company’s creation of new series of preferred stock to accommodate the terms of the proposed merger, an increase in authorized capital of the Company and the closing of the Hythiam transaction with Core. Upon a favorable recommendation of the Special Committee, the Company’s Board of Directors unanimously approved the merger between Core and a wholly owned subsidiary of the Company and the merger agreement.

We believe that as a direct result of the merger, in February 2009, the Company was able to raise approximately $1.7 million from the issue of equity providing it with working capital to continue operations and pay its overdue liabilities. We further believe that the company would not have been able to obtain this additional capital in such a short period of time without the assistance of the former Core shareholders. In fact, the Company had tried to raise additional capital starting in May 2008 and was only able to raise $325,000 since that time. Without the cash infusion received in February, 2009, the Company believes that it might not have been able to continue as a going concern. We believe that the Company is now in a better position to raise additional capital to strengthen its balance sheet and is actively discussing raising capital with a number of interested parties.

With the exception of the transactions involving Core and Hythiam, there are no material relationships between the Company, CompCare Acquisition, Inc. and its directors, officers (or any associate of any such directors or officers) or affiliates, on the one side and Core and its respective directors, officers (or any associate of any such directors or officers) or affiliates, on the other hand, relating to the Merger Agreement, the Merger or any transactions relating to the Merger.

In addition, with the exception of the Stock Purchase Agreement dated January 16, 2008 between Core and Woodcliff and its parent Hythiam (the “Stock Purchase Agreement”), there are no material relationships between Core and its directors, officers (or any associate of any such directors or officers) or affiliates, on the one side and Woodcliff or Hythiam and their respective directors (or any associate of ay such directors or officers) or affiliates, on the other hand, relating to the Merger Agreement, the Merger or any transactions relating to the Merger and the Stock Purchase Agreement.

In addition to the issuance of securities in connection with the Merger described above, the Company, as of the date of this Information Statement, has issued 6,642,857 shares of Common Stock in one or more unregistered private placements for a cash consideration of $1,675,000. The Company described the two transactions that accounted for 6,400,000 shares and cash consideration of $1,600,000 in our Current Report on Form 8-K filed with the SEC on March 3, 2009. In addition, as described in our Current Report on Form 8-K filed with the SEC on April 6, 2009, the Company has issued stock purchase warrants to purchase up to 190 shares of the Company’s Series D Preferred Stock, par value $50.00 per share, to members of the Company’s Board of Directors and certain members of management as an equity incentive to further align the interests of the directors and members of management with those of the Company’s stockholders. In addition, on May 13 2009, the Company issued stock purchase warrants to purchase up to 200 shares of the Company’s Series D Preferred Stock to its new Co-Chief Executive Officer and its new Executive Vice President of Strategic Development. The Series D Preferred Stock warrants can only be exercised after the Company effects the increase in its authorized capital. Upon exercise of the Series D Preferred Stock warrants, the holders of shares of Series D Preferred Stock will be entitled to vote on any matter on which the Common Stock may vote and vote together with the Common Stock as a single class on all matters submitted to a vote of the Company’s stockholders. Each share of Series D Preferred Stock is entitled to 500,000 votes, which includes voting with the Common Stock as a single class. If all 390 outstanding warrants were exercised, total votes for the class would be 195,000,000 votes. Each outstanding share of Series D Preferred Stock may be converted at the option of the holder for 100,000 shares of Common Stock, subject to the availability of the number of authorized but unissued shares of the Company’s common stock issuable upon exercise of the warrant. Accordingly, following the filing of the amendment to our Restated Certificate of Incorporation, the shares of Series D Preferred Stock issuable upon exercise of the current stock purchase warrants may be converted into 39,000,000 shares of our Common Stock which will have 39,000,000 votes.

The increase in the number of authorized shares of our Common Stock and the subsequent issuance of such shares could also have the effect of delaying or preventing a change in control of the Company without further action by our stockholders, except for holders of our Preferred Stock. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and our Restated Certificate of Incorporation) be issued in one or more transactions that would make a change in control of the Company more difficult and therefore, less likely. For example, such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Any such issuance of additional stock could have the effect of diluting our earnings per share and book value per share of outstanding shares of our Common Stock or the stock ownership and voting rights of a person seeking to obtain control of the Company. While it may be deemed to have potential anti-takeover effects, the amendment to our Restated Certificate of Incorporation to increase our authorized Common Stock was not prompted by any specific effort or takeover threat currently perceived by management.

From time to time, our Board of Directors may determine that it is necessary or appropriate to raise additionally capital through the sale of debt or equity securities, on terms then acceptable to us. In addition, our Board of Directors may determine that it is necessary or appropriate to issue additional shares of our Common and/or Preferred Stock to permit future stock dividends or stock splits, to acquire another companies, businesses or assets, to establish strategic relationships with corporate partners, to provide equity incentives or compensation to employees, officers, directors or consultants or to pursue other matters. Our Board will have the authority to issue authorized Common Stock or Preferred Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or our Restated Certificate of Incorporation. To the extent that additional authorized shares are issued in the future, they may decrease our existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders. However, at this time, we do not have any specific plans, arrangements, agreements or understandings, written or otherwise, that obligate us to issue additional shares of our capital stock.

The Board of Directors believes it is in the Company’s best interest to have the flexibility to issue additional shares in the future as determined by the Board of Directors, including pursuant to the Merger Agreement without the expense and delay of a special stockholders’ meeting to approve such additional authorized Common Stock, or an additional Information Statement or written consent of stockholders.

The Company is very excited about this merger and believes it will benefit greatly by acquiring Core’s sales and marketing expertise, including the current sales prospects and its existing distribution channel relationships. In addition, the Company anticipates that through Core’s wholly owned subsidiary, Direct Ventures International, Inc., the Company can significantly increase its direct-to-consumer product marketing. Prior to this acquisition, the Company had no specific direct-to-consumer marketing and products expertise and would incur significant costs to establish this expertise and product base. The anticipated revenue synergies relate to Core’s products being bundled with the Company’s products and embedded into the HMO market. In addition, Core expects to create a discount behavioral health product that will utilize the Company’s provider network and sell this product directly to consumers who are seeking such financial assistance beyond their insurance coverage. Core can also create products that can be directly marketed to the Company’s customer base. Finally, the Company anticipates cost savings in relation to Core being able to take advantage of the Company’s infrastructure for such items as information systems, accounting and excess office space. The Company expects to generate savings by not having to hire new sales and marketing personnel to develop products currently being offered by Core as well as not having to develop its own distribution channels to sell these products.

Background Information About Core

Core was incorporated in Delaware on September 8, 2008. Core’s management and investors recognized a need in the insurance market for products for segments of the population with underserved healthcare needs. While some sectors of the United State’s population are aware of and receive Medicaid and/or Medicare, that coverage in and of itself is insufficient to service the needs of the populations identified above and may not be accessed by many individuals in those sectors by reason of lack of knowledge.

In addition, Core’s management also believes that there is a lack of medical records for the underserved segments of the country’s population, with most patients’ medical records being kept only at their physician’s or hospital’s offices. Simply put, in the event of emergency and/or sudden displacement of individuals (such as occurs during catastrophic events such as hurricanes), the medical records of these individuals are very difficult to access, which could lead to misdiagnosis, mistreatment or other negative consequences.

Core was formed with the purpose of establishing distribution channels sufficient to reach the majority of those underserved populations described above, which channels can be established both privately and through government facilities. In addition, distribution methods can be economically provided so that the general financial impact on our society is minimized with the net result being that a substantially greater number of the members of our society can receive medical treatment at a price affordable to all.

In November 2008, Core acquired Direct Ventures International, Inc. (“DVI”), owned and operated by Mr. Bill Barlow. DVI was incorporated in December 2007 and had gross revenues approximating $93,000 in 2008. Core purchased DVI in an all stock transaction valued at $25,000. Under the terms of the acquisition, all the assets and liabilities on the date of acquisition were distributed to the former DVI shareholder. An additional term of the acquisition was Mr. Barlow entering into a three year employment agreement. All the contracts held by DVI, including contracts that were in negotiation but not yet signed, were to remain as part of DVI. DVI’s President was Mr. Barlow whose expertise includes not only the sourcing of various items including durable medical equipment, but the distribution of this type of equipment as well. Through Mr. Barlow, Core has contracted with various inbound and outbound telemarketing facilities having licensed, insurance telemarketers operating throughout the U.S. and abroad to market Core’s products. An inbound telemarketing company receives calls from potential customers to purchase products in response to a marketing program communicated through advertising efforts on the Internet, in print media, in television programming, or radio broadcasts, etc. An outbound telemarketing facility will initiate calls to potential customers to introduce a company, product or service. Outbound call centers must comply with Do Not Call legislation required by each State. Mr. Barlow is President of Core and Senior Vice President of New Business Ventures for CompCare. He has been selling direct-to-consumer products since 1979. Mr. Barlow has a three year contract and a confidentiality agreement that includes a two year non-compete/non-solicitation following termination.

Core’s products include:

• Core Select™ -	Through a joint venture relationship with Safeway Financial, we established Core Select Medicare Programs. Safeway has a 40 seat licensed call center and the carrier contracts for a wide variety of Medicare programs in 50 states. The products have been successfully marketed on both television and radio currently. Based on successful test marketing, we are in the process of expanding our marketing on television on a national basis with 35 TV airings to occur over the next 10 days.

• LifeGuide 24/7™ -	This is a 24-hour service that provides guidance through life’s difficult situations, such as job stress, financial troubles, relationships, grievance and simply legal matters. Service is available online or by telephone.

• Core Home Warranty -	This is a home warranty program and is available in three different coverage levels. It provides repair and protection for home appliances, electrical, plumbing, lock repair, etc.

• Core Identity Protection -	This package helps protect and prevent from identity theft.

• Core Vision/Dental/Rx -	These are inexpensive discount programs.

• EVR™ -	Emergency Vital Record (EVR) provides a member with a vital tool in the case of an emergency. Paramedics and emergency room practitioners can now access a member’s medical record quickly and easily in cases where the member may not be able to provide key information at such a critical time. EVR will provide the 25 key pieces of data many patients would need to provide an emergency room.

Business Model - Core

Business Development

Core has been able to enter into the following distribution agreements:

1.	Hyperlink – Hyperlink is a licensed call center with proprietary automated technology that facilitates the quoting, tracking and sales functions for a full suite of insurance and non-insurance products. They offer inbound, outbound and automated web services replicating a capacity of over 100,000 concurrent calls. Hyperlink will market and sell the Company’s product suite and in addition, will provide Core with products and real time back office support.

2.	DM & Associates – Core has entered into an agreement with DM & Associates (“DM&A”), a 60,000 call center seat group. DM&A has begun to sell LifeGuide247™ and will begin selling the Company’s other products beginning in Q2 2009.

3.	American Modern – Core has entered into an agreement with American Modern to embed LifeGuide247™ in its various insurance policies. This is a wholesale agreement that will provide access to over 2 million customers.

4.	Gerihco, Inc. – Core entered into an agreement with Gerihco, Inc. (“Gerihco”), an approximately 400-person strong sales force utilized by North Carolina Mutual Life (“NCML”) to sell its branded products. NCML has approximately 500,000 policy holders.

5.	Direct Ventures International – In November 2008, Core acquired Direct Ventures International, Inc. (“DVI”), owned and operated by Mr. Bill Barlow. Following the acquisition, Mr. Barlow agreed to join the Company as its Senior VP of Product Development. Mr. Barlow’s expertise includes not only the sourcing of various items including durable medical equipment but the distribution of same as well. Since joining the Company, Mr. Barlow has introduced Core to various inbound and outbound telemarketing facilities having in excess of 500 licensed, insurance telemarketers operating throughout the U.S. and abroad.

6.	Playtex Gloves – Sourcing Agreement for gloves with a three-year exclusive term. Following a meeting in Shanghai on February 23, 2009, Playtex will undertake a final inspection of the factory where the gloves are to be manufactured. If such approval is granted, a contract will be issued.

7.	Airborne Health – Core, through DVI, is managing distribution of Airborne™ to all Asian countries on an exclusive basis. China, Taiwan and Japan are locally in the process of approving the product for sale.

8.	Fitness Equipment Sourcing – Core, through DVI, has currently quoted several companies to source fitness equipment. Currently quotes are out for Tony Little, ABSolo, Commercial Gym Equipment and Body Flux in the UK. Expect first orders in February.

9.	Medical Equipment – Core, through DVI, has presented private label medical equipment to Walgreens, CVS Pharmacy and Shoppers Drug Mart in Canada.

Core’s Balance Sheet

At the date of acquisition, Core’s major assets were $0.133 million in cash, its 49% ownership in CompCare valued at $1.5 million and $0.025 million in goodwill resulting from its acquisition of Direct Ventures International, Inc. in November 2008. Its main liabilities were accounts payable and accrued liabilities totaling $0.172 million. The unaudited balance sheet prior to the merger is as follows:

Core Corporate Consulting Group, Inc.

Consolidated Balance Sheet

January 20, 2009
Assets
Current assets:
Cash and cash equivalents	$133,466
Investment (49% of CompCare)	1,500,000

Total current assets	1,633,466

Goodwill	25,000

Total assets	$1,658,466

Liabilities and Stockholder’s (Deficit) Equity

Current liabilities:
Accounts payable and accrued liabilities	$172,200

Total current liabilities	172,200

Stockholder’s equity:
Common stock Class A, $0.001 par value; authorized 150,000,000 shares, 10,215,925 issued and outstanding	10,216
Common stock subscribed	79
Common stock Class B, $0.001 par value; authorized 30,000,000 shares, 11,800,000 issued and outstanding	11,800
Additional paid-in-capital	1,666,005
Common stock subscriptions receivable	(19,700)
Accumulated deficit	(182,134)

Total stockholder’s equity	1,486,266

Total liabilities and stockholder’s equity	$1,658,466

The unaudited pro-forma financial statements as at December 31, 2008 are shown in Exhibit B.

Accounting Treatment of Merger

Pursuant to SFAS 141R, the acquisition will be accounted for as a “Reverse Acquisition” under 141.17-2. As such, the legal form of the transaction is ignored and the “target” company, being Core is treated as the “acquiring” company for financial reporting purposes and CompCare is treated as the “target” company. As such, the fair value of the CompCare’s common shares is recognized, together with adjustments necessary to reflect the CompCare’s net tangible and identifiable intangible assets at their fair value with any remainder assigned to goodwill. We considered the following pertinent facts and circumstances prescribed in paragraph A12 of SFAS 141(R) in identifying Core as the accounting acquirer:

1) The relative voting rights in the combined entity after the business combination

After the merger, the former Core shareholders will have 77% of voting rights of the combined entity.

2) The composition of the governing body of the combined entity

After the merger, the former Core shareholders will have the ability to elect or appoint five out of seven of the combined entity’s board seats.

3) The terms of the exchange of equity interests

Core paid a premium over the pre-combination fair value of the net assets acquired of CompCare.

Pursuant to paragraph A111 of SFAS 141(R), the combined entity’s financial statements in a reverse acquisition shall reflect:

1) The assets and liabilities of Core (the accounting acquirer) recognized and measured at their carrying value prior to the business combination.

2) The assets and liabilities of the Company (the accounting acquiree) recognized and measured at their fair value.

3) The retained earnings of Core (the accounting acquirer) before the business combination.

4) Core’s equity balance immediately prior to the combination plus the value of the Company stock transferred. The equity structure of Core (the accounting acquirer) is restated to reflect the equity structure of the Company, including the equity interests issued to effect the combination.

Unaudited Pro Forma financial statements are shown in Exhibit B.

Change of ownership as the result of the Merger

On January 16, 2009, Core acquired all 14,400 shares of Series A Preferred Stock and all 1,739,130 shares of Common Stock owned by Hythiam, the Company’s largest stockholder, in exchange for the payment of $1,500,000 in cash. Immediately following the consummation of that sale of the Company’s capital stock, Core had the right to elect five of the Company’s seven directors, and had the right to vote 48.8% of the then-outstanding capital stock of the Company. At that time, no single stockholder controlled a majority of the voting power of Core’s then-outstanding capital stock, and there were no arrangements or understandings among the stockholders of Core with respect to the election of Core’s directors. Core funded the purchase of shares of the Company’s capital stock held by Hythiam with funds that it has previously raised from the sale of Core’s capital stock. Then, prior to the Merger on January 20, 2009, Core converted all of its Series A Preferred Stock into 4,553,136 shares of Common Stock.

On January 20, 2009, following the consummation of the Merger, Core became a wholly-owned subsidiary of the Company, and the 16 former stockholders of Core obtained the right to vote approximately 77% of the total voting power of the Company’s capital stock. No individual former stockholder of Core controlled more than 23.7% of the outstanding capital stock of the Company following the Merger and there were no arrangements or understandings among the former stockholders of Core with respect to the election of Company’s directors. However, as a result of the issuance of the Series B-1 Preferred Stock in connection with the Merger, the holders of Series B-1 Preferred Stock are entitled to elect five of the Company’s seven directors. None of the 10 holders of Series B-1 Preferred Stock controlled more than 27.5% of the outstanding shares of Series B-1 Preferred Stock, and there were no arrangements or understandings among the former stockholders of Core with respect to the election of Company’s directors.

	Voting Shares Prior to Hythiam Selling Company Stock to Core		Voting Shares After Hythiam Selling Company Stock to Core		Voting Shares After the Merger with Core (1)
		%		%		%
Hythiam	6,292,266	48.8%	—		—
Core	—		6,292,266	48.8%	—
Former Core Shareholders	—				22,095,975	77.0%
Other CompCare Shareholders	6,588,636	51.2%	6,588,636	51.2%	6,588,636	23.0%

Total voting shares	12,880,902	100.0%	12,880,902	100.0%	28,684,611	100.0%

Note:

(1)	The Company issued 10,294,725 shares of Class A common stock, 1,675 shares of Class B-1 convertible preferred stock (4,554,379 voting shares) and 2,665 shares of Class B-2 convertible preferred stock (7,246,871 voting shares) to acquire Core. This does not include 6,292,266 shares purchased by Core from Hythiam, which were cancelled.

Management and Operational Changes

Since the acquisition, six board members have resigned from the board of directors and have been replaced with five new board members. In addition to joining the board, Giuseppe (Joe) Crisafi was appointed the Company’s Chief Financial Officer on February 26, 2009 replacing Robert J. Landis who became the Company’s Chief Accounting Officer. Please see our Form 10-K for the calendar year ended December 31, 2008 for a full description about our new board members and our new Chief Financial Officer.

For the foreseeable future, Core and DVI will remain as separate legal operating subsidiaries of the Company and will maintain their existing contracts as well as any new business contracts that they obtain. Accordingly, no contracts will be transferred between Core, DVI and the Company. However, the Company does expect a reduction in certain expenses resulting from the consolidation of administrative functions as well as a significant increase in the overall marketing opportunities available for the combined Company.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to the Company’s Bylaws and the DGCL, a vote by the holders of at least a majority of the voting power of our outstanding capital stock voting together as a single class is required to effect the actions described herein. As of the Record Date, we had 8,327,766 shares of Common Stock and 14,400 shares of Series A Preferred Stock issued and outstanding. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 316.19 votes for each share of Series A Preferred Stock outstanding, which represents the equivalent of 4,553,136 shares of Common Stock. As a separate class, Series A Preferred Stock is entitled to one vote per share. Of the total potential 12,880,902 Common Stock votes, more than 50%, or 6,440,451, is required to pass any stockholder resolution. In addition, of the potential 14,400 Preferred A Stock, more than 50%, or 7,201 is required to pass any stockholder resolution. The consenting majority stockholders of Comprehensive Care Corporation are the owners of 2,939,130 shares of Common Stock and 14,400 of Series A Preferred Stock representing a total of 58.2% of the total voting power of Common Stock and 100% of the voting power of the Series A Preferred Stock as of the Record Date. Pursuant to Section 228(a) of the DGCL, the consenting majority stockholders voted in favor of the actions described herein in a written consent dated January 14, 2009. The consenting stockholders’ names and shares voted are as follows:

Name of Consenting Stockholder	Shares of Common Stock Voted by Consent	Shares of Series A Preferred Stock Voted by Consent	Total Consenting Votes of Common Stock		Total Consenting Votes of Series A Preferred Stock
Woodcliff Healthcare Investment Partners, LLC (2)	1,739,130	14,400	6,292,266	(1)	14,400
Harry Ross	1,200,000		1,200,000

Total Consenting Votes			7,492,266		14,400

Total Votes in each class			12,880,902		14,400

Percentage of Consenting Votes			58.2%		100.0%

(1)	Each share of Series A Preferred Stock is entitled to 316.19 votes in the Common Stock class.
(2)	By having Woodcliff Healthcare Investment Partners, LLC vote in favor of increasing the authorized Common and Preferred stock, Hythiam was able to facilitate the sale of its holdings of Company stock to Core.

SECURITY OWNERSHIP

The following table sets forth, as of January 9, 2009, information concerning the beneficial ownership of Common Stock by each director of the Company, the Chief Executive Officer and four other most highly compensated executive officers provided that their annual compensation exceeds $100,000 and all directors and executive officers as a group. Unless otherwise indicated below, the business address for each named individual is the principal executive office address, which is 3405 W. Dr. Martin Luther King, Jr. Blvd., Suite 101, Tampa, Florida 33607. According to rules adopted by the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he or she has, or shares, the power to vote such securities or to direct their investment. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	PERCENT OF COMMON STOCK OUTSTANDING
Robert J. Landis(1)	397,000	4.6%
John M. Hill(2)	150,000	1.8%
Richard Powers(3)	75,000	*
Steven R. Peskin, M.D.(4)	25,000	*
Michel Sucher, M.D.(4)	25,000	*
Michael Yuhas(4)	25,000	*
Vijay A.Chevli(4)	25,000	*
Michael D. Bakst, Ph.D.(4)	25,000	*

All executive officers and directors as a group (8 persons)	747,000	8.3%

*	Less than 1%.
(1)	Includes 107,000 shares of common stock held directly and 290,000 shares subject to options that are presently exercisable.
(2)	Includes 150,000 shares subject to options that are presently exercisable.
(3)	Includes 75,000 shares subject to options that are presently exercisable.
(4)	Includes 25,000 shares subject to options that are presently exercisable.

The following table sets forth, as of January 9, 2009, the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned.

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED		PERCENT OF COMMON STOCK OUTSTANDING
Harry Ross
3622 Reeves Road, Ojai, CA 93023	2,000,000	(1)	21.9%
Robert Lange
1806 Hickory Street, St. Louis, MO 63104	625,500	(2)	7.5%
Woodcliff Healthcare Investment Partners LLC
11150 Santa Monica Boulevard, Suite 1500, Los Angeles, CA 90025	6,292,266	(3)	48.9%

(1)	Information obtained from Schedule 13D filed by Mr. Ross on September 5, 2008
(2)	Information obtained from Schedule 13G filed by Mr. Lange on September 19, 2008.
(3)	Represents the sum of 4,553,136 shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock and 1,739,130 Common shares held directly.

For updated ownership interest information as of March 23, 2009, please see Part III, Item 12 of our Form 10-K for the calendar year ended December 31, 2008, filed on March 27, 2009 and incorporated by reference herein.

NO DISSENTERS’ RIGHTS

You do not have the right to dissent and obtain an appraisal of your shares under Delaware law in connection with the amendments our Restated Certificate of Incorporation described in this Information Statement.

WHERE CAN YOU FIND MORE INFORMATION ABOUT THE COMPANY

We file our annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at its public reference facilities at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You also can view such documents on our website www.compcare.com.

Tampa, Florida

May 15, 2009

By order of the Board of Directors:

John M. Hill
Chief Executive Officer

Exhibit A

January 19, 2009

Special Committee of the Board of Directors

and the Board of Directors

Comprehensive Care Corporation

3405 W. Dr. Martin Luther King Jr. Drive

Suite 101

Tampa, FL 33607

Gentlemen:

We have been advised that, pursuant to the execution copy of the Agreement and Plan of Merger dated as of January 20, 2009 (the “Merger Agreement”), by and among Comprehensive Care Corporation (the “Company”), CompCare Acquisition, Inc., a wholly-owned subsidiary of the Company (the “Merger Sub”), and Core Corporate Consulting Group, Inc. (“Core”), Merger Sub shall be merged with and into Core, resulting in Core becoming a wholly-owned subsidiary of the Company (the “Merger”). In consideration for the Merger, the Company will issue to the shareholders of Core, “Merger Consideration” consisting of: i) 10,294,725 shares of Company Common Stock, ii) 1,675 shares of Series B-1 Convertible Preferred Stock (“Series B-1”) and iii) 2,665 shares of Series B-2 Convertible Preferred Stock (“Series B-2”).

The terms and conditions of the Merger are more specifically set forth in the Merger Agreement.

We have been retained to render an opinion as to whether, on the date of such opinion, the Merger is fair, from a financial point of view, to the current stockholders of the Company not affiliated with Hythiam, Inc. (“Hythiam”) or any successors in interest (the “Unaffiliated Stockholders”).

We have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the Merger Consideration, the decision of whether the Company should complete the Merger, and other alternatives to the Merger that might exist for the Company.

LADENBURG THALMANN & CO. INC.

4400 Biscayne Boulevard, 14TH Floor

Miami, FL 33137

Phone 305.572.4200 • Fax 305.572.4220

MEMBER NYSE, AMEX, FINRA, SIPC

The Special Committee of the Board of Directors

and the Board of Directors

Comprehensive Care Corporation

January 19, 2009

We note that there are a number of key issues and assumptions regarding the Company, the Merger and our opinion:

•	We have assumed that Hythiam’s interest in the Company will be sold for $1.5 million to Core prior to the closing of the Merger.

•

We have assumed, with your consent, and based on discussions with Company management that, given the Company’s immediate liquidity crisis and the limited time available before the Company is forced to discontinue operations, currently there are only two alternatives available to the Company - (i) file for protection under Federal bankruptcy laws; or (ii) complete the Merger.

•

We have assumed that the value realized from a sale of the Company in bankruptcy would not produce any value to the Company’s stockholders, and we have utilized and relied upon such assumption in our analyses. A sale of the Company in bankruptcy in fact may generate value in excess of the amounts utilized in our analyses.

•

The Company has an immediate need for funding in order to continue its operations and we have assumed the occurrence of such funding (which is uncertain at this time) in our analyses with respect to the post-Merger entity.

•

Ladenburg has sourced the information with respect to Core from an executive summary and other materials prepared and provided by Core management and discussions with Core management, has assumed the accuracy of such information and has not independently verified any of the information contained or utilized.

•

The Series B-1 and the Series B-2 is a newly created series of preferred stock. A Certificate of Designation relating to the rights, preferences and privileges of the Series B-1 and Series B-2 was previously filed by the Company with the Delaware Secretary of State.

•

The Series B-1 and Series B-2 will automatically convert into Series C Preferred Stock (“Series C”) and Common Stock, respectively, upon the filing with the Delaware Secretary of State of (i) an Amendment to the Restated Certificate of Incorporation of the Company increasing the Company’s authorized capital and (ii) the Certificate of Designation relating to the Series C.

•	The Series C will be a newly created series of preferred stock and will be convertible at the option of the holders thereof.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed the Merger Agreement and the Certificates of Designation with respect to the Series B-1, Series B-2 and Series C.

•

Reviewed publicly available financial information and other data with respect to the Company that we deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008.

•

Reviewed non-public information and other data with respect to the Company, including unaudited financial statements for the year ended December 31, 2008, financial projections for the three years ending December 31, 2011 (which assume availability of sufficient funding to continue operations), and other internal financial information and management reports.

The Special Committee of the Board of Directors

and the Board of Directors

Comprehensive Care Corporation

January 19, 2009

•	Reviewed non-public information and other data with respect to Core, including high-level financial projections for the year ending December 31, 2009.

•	Reviewed high-level pro forma financial projections for the year ending December 31, 2009 for the post-Merger combined company.

•	Reviewed and analyzed the Merger’s pro forma impact on the Company’s securities outstanding and stockholder ownership.

•	Considered the historical financial results and present financial condition of the Company.

•	Reviewed and compared the trading of, and the trading market for the Company’s Common Stock, the common stock of the comparable companies, and two general market indices.

•	Reviewed and analyzed the Company’s common equity value under a bankruptcy scenario.

•	Reviewed and analyzed the Company’s common equity value assuming the Merger is completed.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to the Company and Core.

•

Reviewed and discussed with representatives of the Company and Core management certain financial and operating information furnished by them, including financial projections and analyses with respect to the Company and Core’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of the Company and Core’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not evaluated the solvency or fair value of the Company or Core under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. We have not made a physical inspection of the properties and facilities of the Company or Core and have not made or obtained any evaluations or appraisals of the Company or Core’s assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). In addition, we have not attempted to confirm whether the Company and Core have good title to their respective assets.

We assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. We assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any of its obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or its Unaffiliated Stockholders in any material respect. We have also assumed that the representations and warranties of the parties thereto contained in the Merger Agreement are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Merger Agreement. At your direction, we have not been asked to, nor do we, offer any opinion as to the contractual terms of the Merger Agreement or the prospect that the conditions set forth in the Merger Agreement will be satisfied.

The Special Committee of the Board of Directors

and the Board of Directors

Comprehensive Care Corporation

January 19, 2009

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of, January 19, 2009. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company (the “Special Committee”) and the Board of Directors of the Company (the “Board”) in connection with its consideration of the Merger and is not intended to be and does not constitute an opinion or recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger, if such vote were required. We do not express any opinion as to the underlying valuation or future performance of the Company or Core, or the price at which the Company’s or Core’s securities might trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger is fair, from a financial point of view, to the Company’s Unaffiliated Stockholders.

In connection with our engagement to provide the opinion, we have previously received a retainer and will receive the balance of our fee when we notify the Special Committee and the Board that we are prepared to deliver the opinion. Our fee for providing the fairness opinion is not contingent on the completion of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

Ladenburg has acted as, and is currently acting as, financial advisor to the Special Committee with respect to the Merger, has received a fee for such services and will receive an additional fee that is contingent upon the successful completion of the Merger. Furthermore, Ladenburg’s affiliate previously provided fairness opinion services to the Company and received compensation for such services.

In the ordinary course of business, Ladenburg, certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, the Company, any other party that may be involved in the Merger and their respective affiliates.

Pursuant to our policies and procedures, this opinion was required to be, and was, approved by our fairness committee. Our opinion does not express an opinion about the fairness of the amount or nature of the compensation, if any, to any of the Company’s or Core’s officers, directors or employees, or class of such persons, relative to the compensation to the Company’s Unaffiliated Stockholders.

Our opinion is for the use and benefit of the Special Committee and the Board and is rendered in connection with its consideration of the Merger and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to the opinion and to us and our relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission, if required by Securities

The Special Committee of the Board of Directors

and the Board of Directors

Comprehensive Care Corporation

January 19, 2009

and Exchange Commission rules, in the Current Report on Form 8-K describing the Merger, and in any proxy statement or similar disclosure document disseminated to stockholders if required by the Securities and Exchange Commission rules.

Very truly yours,

/s/ LADENBURG THALMANN & CO. INC.
Ladenburg Thalmann & Co. Inc.

Exhibit B

Pro Forma Financial Statements

1)	Unaudited Pro Forma Balance Sheet as of December 31, 2008

2)	Unaudited Pro Forma Statement of Operations for the Year ending December 31, 2008

Comprehensive Care Corporation

Unaudited Pro Forma Balance Sheet — December 31, 2008

			Pro Forma Adjustment					Pro Forma Adjustment
(In Thousands)	Core Historical 31-Dec-08	CompCare Historical 31-Dec-08	Core Private Transaction		Purchase Hythiam Interest		Core Consol. (g)	Core Acquisition		Reverse Acquisition ADJ		Pro Forma Consol.

Assets
Current assets:
Cash and cash equivalents	503	1,136	1,000	(a)	(1,500	)(b)	1,139	—		—		1,139
Net accounts receivable	—	1,581	—		—		1,581	—		—		1,581
Other current assets	—	336	—		—		336	—		—		336

Total current assets	503	3,053	1,000		(1,500)		3,056	—		—		3,056
Property and equipment, net	—	235	—		—		235	—		—		235
Unallocated assets	—	—	—		13,258	(c)(d)	13,258	—		—		13,258
Goodwill, net	25	991	—		(991	)(e)	25	—		—		25
Other assets	—	326	—		—		326	—		—		326

Total assets	528	4,605	1,000		10,767		16,900	—		—		16,900

Liabilities and Equity
Current liabilities:

Accounts payable and accrued liabilities	149	1,972	—		—		2,121	—		—		2,121
Accrued claims payable	—	6,791	—		—		6,791	—		—		6,791

Total current liabilities	149	8,763	—		—		8,912	—		—		8,912

Long-term liabilities:
Long-term debt	—	2,444	—		—		2,444	—		—		2,444
Other liabilities	—	2,589	—		—		2,589	—		—		2,589

Total long-term liabilities	—	5,033	—		—		5,033	—		—		5,033

Total liabilities	—	13,796	—		—		13,945	—		—		13,945

Stockholders’ equity (deficit)
Preferred stock	—	720	—		(720	)(e)	—	217	(h)	—		217
Common stock	18	83	4	(a)	(83	)(e)	22	86	(i)	61	(j)	169
Common stock subscribed	4	—	(4)		—		—	—		—		—
Treasury stock	—	—	—		—		—	17	(i)	(17	) (k)	—
Additional paid-in capital	1,516	57,919	—		(57,919	)(e)	1,516	1,251	(h)(i)	(44	) (j)	2,723
Common stock subscriptions receivable	(1,000)	—	1,000	(a)	—		—	—		—		—
Retained earnings (accumulated deficit)	(159)	(67,918)	—		67,918	(e)	(159)	—		—		(159)

Total stockholders’ equity (deficit)	379	(9,196)	1,000		9,196		1,379	1,571		—		2,950

Noncontrolling interest	—	5	—		1,571	(f)	1,576	(1,571	)(h)(i)	—		5

Total liabilities and equity	528	4,605	1,000		10,767		16,900	—		—		16,900

Notes:

(a)	Represents an issuance of 4,000,000 shares of Core Corporate Consulting Group, Inc. (Core) at $0.001 par value for $1,000,000 through a private transaction, as if it had been completed on December 31, 2008. There was no significant cost related to the transaction.
(b)	Reflects the purchase of Hythiam’s 48.85% interest in CompCare for $1,500,000, as if it had been completed on December 31, 2008.
(c)	The valuation of intangible assets such as customer contracts, provider network, and NCQA certification has not been completed yet.
(d)	Represents the excess amount of the acquisition cost and the fair value of noncontrolling interest over the carrying value of CompCare’s net assets acquired, as if the purchase had been completed on December 31, 2008:

($ In Thousands)
Total assets	4,605
Less:
Goodwill, net	(991)
Total liabilities	(13,796)
Total noncontrolling interest	(5)

Carrying value of CompCare’s net assets acquired	(10,187)

($ In Thousands)
Implied purchase price	3,071
Less:
Carrying value of CompCare’s net assets acquired	(10,187)

Unallocated assets	13,258

(e)	Elimination of CompCare’s historical balances.
(f)	Represents the estimated fair value of net assets acquired attributable to noncontrolling interest, as if the acquisition had been completed on December 31, 2008.
(g)	Core’s consolidated balance sheet as if it was prepared on December 31, 2008. Except for identifiable intangible assets, CompCare’s assets and liabilities approximate fair value.
(h)	Reflects the issuance of 1,675 shares of Series B-1 Convertible Preferred Stock at $50 par value, and 2,665 shares of Series B-2 Convertible Preferred Stock at $50 par value to acquire Core.
(i)	Reflects the issuance of 10,294,725 shares of common stock at $0.01 par value and the reacquisition of 1,739,130 shares of common stock owned by Core.
(j)	Represents the adjustment to reflect the equity structure of CompCare (Accounting Acquiree) in a reverse acquisition, as if the acquisition had been completed on December 31, 2008.
(k)	Cancels 1,739,130 shares of CompCare common stock reacquired during the acquisition of Core.

Comprehensive Care Corporation

Unaudited Pro Forma Statement of Operations

For the Twelve Months Ended December 31, 2008

			Pro Forma Adjustment					Pro Forma Adjustment
(In Thousands, except per share data)	Core Historical 31-Dec-08	CompCare Historical 31-Dec-08	Core Private Transaction		Purchase Hythiam Interest		Core Consol. (g)	Core Acquisition		Reverse Acquisition ADJ		Pro Forma Consol.

Revenues:	10	35,156	—		—		35,166	—		—		35,166
Operating expenses:
Healthcare operating expenses	—	36,496	—		—		36,496	—		—		36,496
General administrative expenses	169	3,742	—		—		3,911	—		—		3,911
Other operating expenses	—	104	—		640	(b)	744	—		—		744

Total operating expenses	169	40,342	—		640		41,151	—		—		41,151

Loss from operations	(159)	(5,186)	—		(640)		(5,985)	—		—		(5,985)

Other non-operating income, net	—	5	—		—		5	—		—		5
Interest income	—	26	—		—		26	—		—		26
Interest expense	—	(192)	—		—		(192)	—		—		(192)

Loss before income taxes from continuing operations	(159)	(5,347)	—		(640)		(6,146)	—		—		(6,146)
Provision for income taxes	—	5	—		—		5	—		—		5

Net loss from continuing operations	(159)	(5,352)	—		(640)		(6,151)	—		—		(6,151)

Net loss from continuing operations per common share:
Basic and diluted	$(0.01)	$(0.67)					$(0.28)					$(0.37)
Weighted average shares outstanding:
Basic and diluted	17,600	7,954	4,000	(a)	(7,954	)(c)	21,600	10,295	(d)	(21,600	)(e)	16,510
										7,954	(e)
										(1,739	)(f)

Notes:

(a)	Represents an issuance of 4,000,000 shares of Core Corporate Consulting Group, Inc. (Core) at $0.001 par value for $1,000,000 through a private transaction, as if it had been completed on December 31, 2008. There was no significant cost related to the transaction.
(b)	Represents the estimated amortization of intangible assets acquired, as if the transaction had been completed on January 1, 2008. The estimated useful life is assumed at 3 years. The amortization is being recognized using the straight-line method.
(c)	Reflects the elimination of CompCare’s historical balances, as if the transaction had been completed on January 1, 2008.
(d)	Represents the issuance of 10,294,725 shares of CompCare common stock in connection with Core acquisition, as if it had been completed on January 1, 2008.
(e)	Represents the adjustment to reflect the equity structure of CompCare (Accounting Acquiree) in a reverse acquisition, as if the acquisition had been completed on January 1, 2008.
(f)	Cancels 1,739,130 shares of CompCare common stock reacquired during the acquisition, as if the cancellation had been done on January 1, 2008.